Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (this "Agreement") dated as of June 15, 2010 (the "Effective Date"), is made by and between Dragon Acquisition Corporation, a Cayman Islands company (the “Company”), the parent company of Qingdao Oumei Real Estate Development Co., Ltd., with an address at Floor 28, Block C, Longhai Mingzhu Building, No.182 Haier Road, Qingdao 266000, PRC, and Zhaohui John Liang (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company desires to employ the Executive from the Effective Date until expiration of the term of this Agreement, and the Executive is willing to be employed by the Company during that period, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Executive will have the duties and responsibilities as described in Section 1 of the Agreement during the period when the Executive is the Chief Financial Officer of the Company; and

WHEREAS, the Parties wish to establish the terms of the Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

     1. POSITION/DUTIES.

     (a) During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company. In this capacity the Executive shall be responsible to lead and manage the operations of the Company that are related to finance and capital market, including, but is not limited to, providing expertise in making financial plan and strategy, accompanying the Company’s investment bankers and investor relations professionals to meeting with investors, analysts and other market professionals, and working with the Company’s U.S. legal counsel and auditors to implement, monitor and oversee the Company’s compliance with the requirements of the Sarbanes-Oxley Act, the Securities Act of 1933, the Exchange Act of 1934, and the listing rules as a public company and to advise the Board of Directors (the “Board”) with respect to the Company’s internal controls and procedures, including disclosure controls and procedures.

     (b) During the Employment Term, the Executive shall report directly to the Chief Executive Officer and the Board of the Company. The Executive shall obey the lawful directions of the Chief Executive Officer and the Board to whom the Executive reports and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

     (c) Unless the Parties agree otherwise in writing, during the Employment Term, the Executive shall perform the services contemplated by this Agreement at the Executive’s office located in River Vale, New Jersey in the United States; provided, however, that the Company may, from time to time, require the Executive to travel for up to an aggregate of five (5) months per annum to other locations on the Company's business. Notwithstanding the foregoing, nothing in this Agreement is to be construed as prohibiting the Executive from serving as a director of other entities whether or not for profit, so long as his service as such does not substantially prevent or prohibit the Executive from effectively discharging his duties hereunder and such positions are disclosed to the Board.

     (d) During the Employment Term, the Executive shall lead and coordinate the Company’s investor relations activities which shall include, but is not limited to, communications with investors, analysts and media, and the Company’s public disclosure, and shall implement and monitor the corporate governance of the Company in complianpartce with the applicable laws and regulations. The Executive shall work in conjunction with other members of the executive management team to support the Company’s business growth.

     (e) During the Employment Term, in the event that the Company engages in any capital markets activities, the Executive shall take a leading role in such transactions by overseeing underwriters, counsels and auditors, and preparing and/or reviewing requisite documentations in connection with such transactions.

     2. EMPLOYMENT TERM. Except for earlier termination as provided in Section 6, the Executive’s employment under this Agreement shall be for two (2) year starting on the Effective Date and ending on June 15, 2012 (the "Initial Term"). Subject to Section 5, at the end of the Initial Term this Agreement may be extended for additional terms by mutual agreement of the Parties (“Additional Term”). The amount of compensation payable to the Executive during any extension of the Initial Term shall be discussed and agreed upon by both Parties 30 days before the Agreement termination date. The Initial Term and any Additional Term shall be referred to herein as the "Employment Term."

     3. COMPENSATION.

          (a) Base Salary. In consideration of the services to be rendered hereunder, the Company hereby agrees to pay the Executive an annual base salary of two hundred thousand U.S. dollars ($200,000) payable in equal monthly installments (the “Base Salary”). The payment of Base Salary hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s Base Salary hereunder. The Board, at any time and from time to time, may increase (but not reduce) the Base Salary payable under this Agreement, and increase in the Base Salary shall become effective at the time indicated by the Board without the need for an amendment to this Agreement. At the end of the first twelve-month period of the Employment Term, if the Chinese currency (Renminbi or RMB) has appreciated more than five percent (5%) against the U.S. currency (U.S. Dollar) over the immediately preceding twelve-month period, then the Executive’s annual Base Salary for the next twelve-month period shall be adjusted upward by the same percentage ratio.

          (b) Stock Options. The Board shall form a compensation committee, and the compensation committee shall, in an expeditious manner, establish a compensation and incentive program for the Company’s officers, including a stock options plan. Subject to the terms and conditions provided in this Agreement, the Company agrees to grant the Executive stock options to purchase shares of the common stock of the Company (“Stock Options”). However, since no stock options plan is currently in place, the Company agrees to follow the terms and conditions set forth in Attachment A annexed hereto and made a part hereof, in granting the Executive Stock Options.

          (c) Incentive & Bonus Plans. During the term of his employment under this Agreement, at the Board’s discretion, the Executive shall be eligible to participate in all bonus and incentive plans established by the Board.

          (d) Withholding of Taxes. The Executive understands that the services to be rendered under this Agreement will cause the Executive to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder as compensation income subject to the withholding of income tax (and Social Security or other employment taxes). The Executive hereby consents to the withholding of such taxes. The Company shall, in accordance with applicable law and regulations, be responsible for all U.S. federal, state and local government imposed employer tax payment or matching, including, but not limited to, Federal Insurance Contributions Act (FICA) taxes and federal and state unemployment taxes.

     4. EMPLOYEE BENEFITS.

          (a) Benefit Plans. The Executive shall be eligible to participate in any employee benefit plan of the Company, including, but not limited to, equity, pension, thrift, profit sharing, life, disability, health, accident and other insurance programs, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to the benefit of its senior executives, at a level commensurate with his positions, subject to satisfying the applicable eligibility requirements.

          (b) Vacation and Holidays. The Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives from time to time in effect, but in no event less than three (3) weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. The Executive shall be entitled to all standard U.S. legal public Holidays.

          (c) Business and Entertainment Expenses. During the Employment Term, the Company shall reimburse the Executive for his reasonable out-of-pocket business and entertainment expenses incurred in connection with the Company's business, including office equipments and expenses, travel expenses, food, and lodging while away from home. In the event that the Executive uses his personal car while traveling on the Company's business, the Executive shall be reimbursed at the Internal Revenue Services standard mileage rate (currently US$0.50 per mile) plus tolls and parking. Expenses shall be reimbursed on a monthly basis.

          (d) Insurance. The Executive and each individual direct family member of the Executive shall be provided by the Company with medical, vision and dental insurance plans providing international standard coverage as determined by the Company after consultation with the Executive.

     5. TERMINATION. The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

          (a) Disability. The thirtieth (30th) day following a written notice of termination by the Company to the Executive due to Disability. For purposes of this Agreement, "Disability" shall mean a determination by the Board in accordance with applicable law that due to a physical or mental injury, illness or incapacity, the Executive is unable to perform the essential functions of his job for a period of more than six (6) consecutive months. Any determination by the Board with respect to Executive's Disability must be based on a determination of competent medical authority or authorities, a copy of which determination must be delivered to the Executive at the time it is delivered to the Board. In the event the Executive disagrees with the determination described in the previous sentence, the Executive shall have the right to submit to the Board a determination by a competent medical authority or authorities of the Executive's own choosing to the effect that the aforesaid determination is incorrect and that the Executive is capable of performing his duties under this Agreement. If, upon receipt of such determination, the Board wishes to continue to seek to terminate this Agreement under the provisions of this section, the Parties shall submit the issue of the Executive’s Disability to arbitration in accordance with the provisions of this Agreement.

          (b) Death. Automatically on the date of death of the Executive.

          (c) Cause. Immediately upon written notice of termination by the Company to the Executive for Cause. "Cause" shall mean, as determined by the Board (or its designee) (1) conduct by the Executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the Executive; (3) the willful and continued failure of the Executive to perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); or (4) any material breach by the Executive of any provision of this Agreement; provided, however, that no such termination shall be deemed to be a Termination for Cause unless the Company has provided the Executive with written notice of what it reasonably believes are the grounds for any Termination for Cause and the Executive fails to take appropriate remedial actions during the thirty (30) day period following receipt of such written notice.

          (d) Without Cause. On the sixtieth (60th) day following written notice of termination by either Party to the other Party without Cause, other than for death or Disability of the Executive. Termination without cause shall also include termination after a Change of Control (as defined herein) and termination by the Executive for Good Reason (as defined herein). For purposes of this Agreement, a “change in control” shall be defined as (1) the sale of more than fifty percent (50%) of the Company’s outstanding capital stock, other than in connection with an underwritten public offering of the Company’s securities; or (2) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company; or (3) a merger, consolidation, or like business combination or reorganization of the Company (or similar transaction) in which the Company is not the surviving entity or following which the Company’s shareholders immediately prior to such transaction no longer control a majority of the Company’s voting stock. “Good Reason” shall mean (1) that without the Executive’s prior written consent and in the absence of Cause, one or more of the following events occurs: (i) any materially adverse change in the Executive’s authority, duties, or responsibilities or any assignment to the Executive of duties and responsibilities materially inconsistent with those normally associated with the Executive’s position; or (ii) a reduction in the Executive’s salary or benefits; or (iii) the Executive is required to be primarily based at any office more fifty (50) miles outside the metropolitan area of the Executive’s then current business address, excluding travel required in the performance of the Executive’s responsibilities. In this regard, the Executive hereby acknowledges that the Executive shall be required as part of his responsibilities to spend a significant amount of time working at the Company’s offices located in the Peoples Republic of China, subject to the provisions in Section 1(c) of this Agreement; and (2) within sixty (60) calendar days of learning of the occurrence of any event specified in clause (1), and in the absence of any circumstances that constitute Cause, the Executive terminates employment with the Company, by written notice to the Company; provided, however, that the events set forth in subparagraphs (1)(i), (2)(ii) or (3)(iii) shall not constitute Good Reason for purposes of this Agreement unless, within thirty (30) calendar days of the Executive’s learning of such event, the Executive gives written notice of the event to the Company, and the Company fails to remedy such event within thirty (30) calendar days of receipt of such notice.

     6. CONSEQUENCES OF TERMINATION.

          (a) Disability. Upon termination of the Employment Term because of the Executive's Disability, the Company shall pay or provide to the Executive (1) any unpaid Base Salary and any accrued vacation through the date of termination; (2) any unpaid Annual Bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; (4) incentive compensation to the extent earned and vested; and (5) all other payments or benefits to which the Executive may be entitled under the terms of any applicable employee benefit plan, program or arrangement (collectively, "Accrued Benefits"). Additionally, the Company shall pay to the Executive a lump sum payment equal to four (4) months of Base Salary.

          (b) Death. Upon the termination of the Employment Term because of the Executive's death, the Executive's estate shall be entitled to any Accrued Benefits. Additionally, the Company shall pay to the Executive's estate a lump sum payment equal to four (4) months of Base Salary.

          (c) Termination for Cause. Upon the termination of the Employment Term by the Company for Cause or by either Party in connection with a failure to renew this Agreement, the Company shall pay to the Executive any Accrued Benefits through the date of termination.

          (d) Termination without Cause. Upon the termination of the Employment Term without Cause, the Company shall pay to the Executive (1) the Accrued Benefits, and (2) a lump sum payment equal to four (4) months of Base Salary. In addition, in the event of termination without Cause, the Company shall provide the Executive with the opportunity to vest and exercise all stock options issued to the Executive pursuant to Section 3(b) of this Agreement.

     7. SURVIVAL OF COMPANY’S OBLIGATIONS AND NO ASSIGNMENT. This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the Parties; provided, however, this Agreement and the rights or obligations hereunder may not be assigned either by Company or by the Executive without first obtaining the written consent of the other Party hereto.

     8. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Zhaohui John Liang
634 Donna Ct.
River Vale, NJ 07675
U.S.

If to the Company:

Dragon Acquisition Corporation
c/o Qingdao Oumei Real Estate Development Co., Ltd.
Attn.: Weiqing Zhang
Floor 28, Block C
Longhai Mingzhu Building,
No.182 Haier Road, Qingdao 266000
People’s Republic of China
Tel: (86) 532 8099 7969

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
Attention: Louis A. Bevilacqua, Esq.
Tel.: (202) 663-8000

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     9. PROTECTION OF THE COMPANY'S BUSINESS.

          (a) Confidentiality. Because of the Executive's employment by the Company, the Executive will have access to trade secrets and confidential information about the Company, its products, its customers, and its methods of doing business (the "Confidential Information"). The Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by the Executive to perform his duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Company's industry other than by the Executive's unauthorized disclosure, or (v) to the Executive's spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning (each an "Exempt Person"), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 9(a) by the Executive.

          (b) Non-Competition. In consideration of the Executive's access to the Confidential Information, the Executive agrees that for a period of six (6) months after termination of the Executive's employment, the Executive shall not, directly or indirectly, use such Confidential Information to compete with the business of the Company, as the business of the Company may then be constituted, within any province, region or locality in which the Company is then doing business or marketing its products. The Executive agrees that direct competition means development, production, promotion, or sale of products or services competitive with those of the Company. Indirect competition means employment by any competitor or third party providing products competing with the Company's products, for which the Executive will perform the same or similar function as he performs for the Company. Notwithstanding anything to the contrary contained in the Agreement, the provisions of this Section 9(b) shall not be applicable in the event of any Termination without Cause with respect to the Executive. In addition, for a period of six (6) months after termination of the Executive's employment, the Executive shall not induce or attempt to induce any employee of the Company to discontinue his or her employment with the Company for the purpose of becoming employed by any competitor of Company, nor shall the Executive initiate discussions, negotiations or contacts with persons known by the Executive to be a customer or supplier of the Company at the time of the Executive's termination of employment for the purpose of competing with the Company.

          (c) Cooperation. Subject to the Executive's other reasonable business commitments, following the Employment Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith.

          (d) Liability. Notwithstanding the provisions in this Section 9 the Executive shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or willful or intentional misconduct of the Executive.

     10. INDEMNIFICATION. The Company agrees that it shall indemnify and hold the Executive harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Executive’s employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is determined by a court of competent jurisdiction to be knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

     11. SECTION HEADINGS AND INTERPRETATION. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Expressions of inclusion used in this agreement are to be understood as being without limitation.

     12. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

     14. GOVERNING LAW AND VENUE. This agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, the United States, without regard to rules governing conflicts of law. Any controversy, claim or dispute arising out of or relating to this Agreement or the Executive’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, or breach of this Agreement shall be settled by arbitration in Bergen County, New Jersey in accordance with the prevailing Commercial Arbitration Rules and/or National Rules for the Resolution of Employment Disputes of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There must be three (3) arbitrators, one to be chosen directly by each Party at will, and the third arbitrator to be selected by the two arbitrators so chosen. The prevailing party in any such action or litigation involving this Agreement shall be entitled to recover attorney’s fees and costs from the non-prevailing party.

     15. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

     16. WAIVER AND AMENDMENT. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

DRAGON ACQUISITION CORPORATION

/s/ Weiqing Zhang
By: Weiqing Zhang
Title: Chief Executive Officer

EXECUTIVE

/s/Zhaohui John Liang
By: Zhaohui John Liang

ATTACHMENT A

TERMS AND CONDITIONS FOR GRANTING THE COMPANY’S STOCK OPTIONS

     Subject to the terms and conditions provided in this Agreement, the Company agrees to grant the Executive stock options to purchase shares of the common stock of the Company, according to the terms of the Company’s stock options plan to be established by the Board’s compensation committee, immediately upon the establishment of such stock options plan, and subject to the following terms and conditions:

1.

The Stock Options granted to the Executive shall entitle the Executive to purchase shares of the common stock of the Company, the number of which shall be determined by the Board but in no event fewer than one point two percent (1.2%) of the total number of the Company’s outstanding ordinary shares as of the date of the grant, which shall occur within three (3) months of the Effective Date.

2.	Each of said Stock Options shall carry an exercise price to be determined by the Board. In no event shall said exercise price exceed $5.00 per share.

3.

Fifty percent (50%) of said Stock Options shall vest at the end of the first six (6) months of the Employment Term of the Executive, with an additional five percent (5%) vesting every month thereafter until all such Stock Options are vested.

4.

If the Company’s stock options plan is not established and approved by the Board within three (3) months of the Effective Date, the Company shall immediately grant the Executive Stock Options to purchase shares of the common stock of the Company, the number of which shall be one point two percent (1.2%) of the total number of the Company’s outstanding ordinary shares as of the date of the grant; each of said Stock Options shall carry an exercise price to be determined by the Board. In no event shall said exercise price exceed $5.00 per share. Fifty percent (50%) of said Stock Options shall vest at the end of the first six (6) months of the Employment Term of the Executive, with an additional five percent (5%) vesting every month thereafter until all such Stock Options are vested.

5.	In connection therewith, a Stock Option Agreement shall be separately entered into by the Company and the Executive.